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                                                                    EXHIBIT 4.2

                         PNC BANK CORP. AND AFFILIATES

                           DEFERRED COMPENSATION PLAN



  PNC Bank Corp. (the "Corporation") and certain of its Affiliates previously established a deferred compensation arrangement in 1988 for individuals who are members of the Senior Executive Group and Key Management Group (the "Prior Program"), and hereby formalizes and amends and restates the Prior Program as the PNC Bank Corp. and Affiliates Deferred Compensation Plan (the "Plan"), effective this 21st day of November, 1996, which is intended to be an unfunded deferred compensation plan for a select group of management or highly-compensated employees, for purposes of the Internal Revenue Code of 1986, as amended (the "Code") and Title I of the Employee Retirement Income Security Act of 1974, as amended.

                              W I T N E S S E T H:

         1. Definitions. The following words shall have the meanings assigned to them herein, unless the context requires otherwise:

                   a. "Account" means the bookkeeping account established for each Participant who is entitled to a benefit under the Plan. An Account will be credited with Deferral Amounts and will be credited or debited to reflect deemed investment results in accordance with Section 6. A Participant's "Account" shall also include amounts deferred
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under deferral elections made before January 1, 1996, which pre-1996 deferrals shall be accounted for separately from Deferral Amounts for and after 1996.

                   b. "Affiliate" means any business entity whose relationship with the Corporation is described in subsections (b), (c) or (m) of
Section 414 of the Code.

                   c. "Annual Incentive Award" means any annual incentive award granted to a Participant under the Corporation's 1994 Annual Incentive Award Plan (which includes deferrals made under the arrangements commonly referred to both before and after 1994 as the Senior Executive Group Annual Incentive Award Program and the Key Management Group Annual Incentive Award Program), under the Corporation's 1996 Executive Incentive Award Plan, any other annual cash bonus or incentive compensation payment that may be designated by the Plan Manager as eligible for deferral hereunder, and amounts payable under section 5.2(b)(iv) of any Severance Agreement.

                   d. "Beneficiary" or "Beneficiaries" means the individual or individuals designated by the Participant to receive the balance of the Participant's account upon the Participant's death, in accordance with Section 6.

                   e. "Board" means the Board of Directors of the Corporation as from time to time designated.

                   f. "Change in Control" shall have the meaning given such term in the PNC Bank Corp. Supplemental Retirement Income and Disability Plan.

                   g. "CIC Trigger Event" shall have the meaning given such term in the Trust Agreement.

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                   h.      "Committee" means the Personnel and
Compensation Committee of the Board.

                   i. "Corporation" means PNC Bank Corp., a Pennsylvania corporation, its successors and assigns.

                   j. "Coverage Period" shall mean the period beginning with a CIC Trigger Event and continuing for a period that is two (2) years after an actual Change in Control.

                   k. "Deferral Amount" means the amount credited to a Participant's Account in accordance with his Deferral Election. The term "Deferral Amount" shall not include any gains or losses credited or debited thereto.

                   l. "Deferral Election" means a Participant's election to defer all or a portion of his Annual Incentive Award.

                   m. "Deferral Election Form" means the document, in a form approved by the Plan Manager, whereby the Participant elects to defer all or a portion of any Annual Incentive Award, which designates when payment of the portion of his Account attributable to such Deferral Amount, including earnings thereon, will commence, and the form of payment.

                   n. "Disability" means the Participant's eligibility to receive benefits under the Employer's long-term disability plan.

                   o. "Distribution Date" means the annual payment date designated by the Participant on his Deferral Election Form for all distributions, except for distributions

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on account of Hardship.  A Participant may designate January 15 or July 15 as the applicable annual Distribution Date.

                   p.      "Employee" means any person employed by an Employer.

                   q. "Employer" means the Corporation and any Affiliate which has been designated by the Plan Manager as an Employer hereunder.

                   r. "Hardship" means severe financial hardship to the Participant resulting from a sudden and unexpected illness of the Participant or one of the Participant's dependents (within the meaning of Section 152(a) of the Code), or an accident involving the Participant or a Participant's dependent, loss of a Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute Hardship shall depend upon the facts of each case, but, in any case, Hardship will not exist to the extent that such hardship is or may be relieved --

                   (a) Through reimbursement or compensation by insurance or otherwise,

                   (b) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or

                   (c) By cessation of deferrals under this Plan or other plans maintained by the Employer. The Committee shall have the sole and absolute discretion to determine whether a Hardship exists.

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                   s.      "Participant" means any Employee who meets the
eligibility criteria set forth in Section 3 and/or has an Account under the Plan.

                   t. "Plan Manager" means any individual designated by the Committee to manage the operation of the Plan as herein provided or to whom the Committee has duly delegated any of its duties and obligations hereunder.

                   u. "Retirement" means that the Participant has attained age 55 and is eligible to commence pension benefits under the PNC Bank Corp. Pension Plan, as the same may be amended from time to time.

                   v. "Severance Agreement" means any Change in Control Severance Agreement between the Corporation and an executive of the Corporation.

                   w. "Severance From Service" means a Participant's termination of employment with PNC Bank Corp. and all of its Affiliates on account of Retirement, Disability or other termination of employment.

                   x. "Spouse" means the person to whom the Participant is legally married (as determined under the laws of the state in which he is a resident at the time of marriage).

                   y. "Trust" or "Trust Agreement" means the Trust Agreement between PNC Bank Corp., as settlor (formerly known as PNC Financial Corp.), and NationsBank (formerly known as NCNB National Bank of North Carolina), as Trustee, as the same may be amended from time to time.

         2. Eligibility for Participation. Any Employee who is a member of the Senior Executive Group or Key Management Group will be eligible to participate in the Plan.

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The Plan Manager may from time to time expand or limit the above-mentioned group; provided, however, that no Employee who is not a member of the Senior Executive Group or Key Management Group will be eligible to participate in the Plan unless he has historically earned or is anticipated to earn annual total compensation in the year for which a Deferral Election is made of at least One Hundred Thousand Dollars ($100,000), or such other greater amount as may be designated by the Committee from time to time. The decision as to whether an Employee is eligible to participate in the Plan is reserved by the Plan Manager in his sole and absolute discretion.

         3. Deferral Election. Any Employee who is eligible to participate in the Plan pursuant to the criteria set forth in Section 2 may elect to defer payment of all or any part of an Annual Incentive Award; provided, however, that a Participant's Deferral Amount may not be less than $5,000 for any year. Except for Deferral Election Forms for any Annual Incentive Award payable under a Severance Agreement, a Participant's Deferral Election Form must be received by the Plan Manager prior to January 1 of each calendar year. Except for Deferral Election Forms for any Annual Incentive Award payable under a Severance Agreement, any Deferral Election Form shall apply only to any Annual Incentive Award granted to the Participant for the calendar year beginning on such January
1. Notwithstanding the foregoing, in the calendar year in which an Employee first becomes eligible to be a Participant hereunder, the Deferral Election Form must be received by the Plan Manager within thirty (30) days after the Employee first becomes eligible, in order to be effective for any Annual Incentive Award granted for such calendar year. Each Deferral Election Form shall also specify the year in which payment shall commence, the form of

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distribution and the applicable annual Distribution Date.  A Deferral Election
Form for any Annual Incentive Award payable under a Severance Agreement will be valid only if it is received by the Plan Manager either 30 days after the date of the Severance Agreement or at least one year before the Participant's "Date of Termination," as that term is defined in the Severance Agreement.

         4.   Distribution of Deferral Amounts and Participant Accounts.

                   a. Distribution Deferral Elections. Distributions of a Participant's Account attributable to any Deferral Amount shall commence in accordance with the Participant's Deferral Election Form; provided, however, that no Participant may elect to defer the payment of any Deferred Amount for a period of less than one (1) year, and, provided, further, that if the Participant fails to select a time when payment of a Participant's Account attributable to any Deferral Amount will commence, payment will commence as of the first Distribution Date after the Participant's Severance From Service. Notwithstanding the foregoing and except as set forth below under distributions on account of Hardship, any distribution of a Participant's Account attributable to any pre-1996 Deferral Election shall be payable only upon the Participant's Severance From Service.

                   b. Time and Manner of Distribution. All distributions shall be payable in a lump sum or annual installments over a period designated by the Participant not to exceed the lesser of ten (10) years or the joint life expectancy of the Participant and his Spouse, based upon life expectancy tables approved by the Plan Manager. The form of distribution applicable to any Deferral Amount, and any earnings thereon, shall be elected at the time of the Participant's Deferral Election on each Deferral Election Form; provided,

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however, that if the Participant fails to select a form for the payment of a
Participant's Account attributable to any Deferral Amount, payment will be made in the form of the lump sum. A Participant may not subsequently change the time or form of distribution, except with respect to any Annual Incentive Award payable under a Severance Agreement; provided, however, that such change will be valid only if it is received by the Plan Manager at least one year before the Participant's "Date of Termination," as that term is defined in the Severance Agreement. Distributions shall be made only in cash. The first annual payment will be made on the Distribution Date in the year designated by the Participant with the remaining installments (if any) continuing to be payable on the same Distribution Date each year thereafter.

                   c. Hardship Distribution. Upon approval of the Committee, in its sole and absolute discretion, payment of all or any portion of any Participant's Account shall be made in the event of a Participant's Hardship. Payment of any Hardship distribution shall be made only in cash in a single sum as soon as administratively feasible after approval.

                   d. Death Benefit. Except as provided in subsection (e) hereof, if a Participant's Severance From Service occurs because of his death, either before or after payments commence, the balance of his Account shall be distributed to his Beneficiary or Beneficiaries at the time and pursuant to the method elected by the Participant. Upon application of the Participant's Beneficiary, the Plan Manager may, in his sole and absolute discretion, direct that the balance of any deceased Participant's Account be paid in a single sum.

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                   e.      Accelerated Distribution.  Except as may be otherwise
provided in any Participant's Severance Agreement or upon a Severance from Service that occurs during a Coverage Period, upon a Participant's Severance
From Service for any reason other than death, Disability or Retirement, the Committee shall direct payment of the balance of his Account to be accelerated and paid in a single sum to the Participant on the first annual Distribution
Date coincident with or next following the date of his Severance From Service.

         5. Investment Funds. Deferral Amounts credited to a Participant's Account under the Plan shall be deemed to be invested in the investment fund or funds selected by the Participant in accordance with procedures established by the Plan Manager. The Participant may elect to change the investment fund elections quarterly in accordance with procedures established by the Plan Manager. The Committee shall, in its sole discretion, determine the various investment funds which will be available for the deemed investment of all Deferral Amounts. If a Participant fails to select an investment fund or fund with respect to any Deferral Amount, such Deferral Amount shall be automatically invested in a short-term investment fund as may be designated from time-to-time by the Committee, until the Participant provides investment directions in accordance with procedures established by the Plan Manager. A Participant's Account shall be valued quarterly, at the end of each calendar quarter, or at such other times as the Committee may from time to time designate. The Committee, in its sole and absolute discretion, shall establish procedures for allocating earnings to a Participant's Account.

         6. Designation of Beneficiary. A Participant shall designate a Beneficiary or Beneficiaries to receive the balance of the Participant's Account upon the Participant's

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death.  Such designation shall be on a form approved by the Plan Manager and shall not be effective until it is received by the Plan Manager. If no valid Beneficiary designation form is on file with the Plan Manager upon the Participant's death, then the balance of the Participant's Account shall be payable to the Beneficiary designated under the Participant's employer-sponsored group basic life insurance policy, or if no such designation exists, to the Participant's estate.

         7. Trust Fund. No assets of the Corporation or any Employer shall be segregated or earmarked in respect to any Deferral Amounts and all such amounts shall constitute unsecured contractual obligations of the Employer. If the Corporation chooses to contribute to the Trust Fund to offset its obligation under this Plan, all assets or property held by the Trust shall at all times remain subject to the claims of the general creditors of the Corporation or any Employer.

         8. Claims Procedure. a. Initial Claim. Claims for benefits under the Plan shall be filed with the Committee. If any Participant or Beneficiary claims to be entitled to a benefit under the Plan and the Committee determines that such claim should be denied in whole or in part, the Committee shall notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain (a) specific reasons for the denial, (b) specific reference to pertinent Plan provisions, (c) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (d) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received

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by the Committee.  If such notification is not given within such period, the claim will be considered denied as of the last day of such period and such person may request a review of his claim.

                   b. Review Procedure. Within 60 days after the date on which a Participant or Beneficiary receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his duly authorized representative) may (a) file a written request with the Committee for a review of his denied claim and of pertinent documents and (b) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent Plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee. If the decision on review is not made within such period, the claim will be considered denied.

                   c. Claims and Review Procedure Not Mandatory After a Change in Control. After the occurrence of a Change in Control, the claims procedure and review procedure provided for in this Section 8 shall be provided for the use and benefit of Participants who may choose to use such procedures, but compliance with the provisions of this Section 8 shall not be mandatory for any Participant claiming benefits after a Change in Control. It shall not be necessary for any Participant to exhaust these procedures and remedies after a Change in Control prior to bringing any legal claim or action, or asserting

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any other demand, for payments or other benefits to which such Employee claims entitlement.

         9.   Miscellaneous.

                   a. Administration of the Plan. The Committee shall have the sole and absolute authority to determine eligibility for benefits and administer, interpret, construe and vary the terms of the Plan; provided, however, that after a Change in Control the Committee shall be subject to the direction of the Trustee of the Trust with respect to the exercise of the authority granted by this Section 9 and elsewhere in this Plan.

                   b. Amendment and Termination. The Committee shall have the sole and absolute discretion to modify, amend or terminate this Plan at any time; provided, that no modification, amendment or termination shall be made which would have the effect of decreasing the amount payable to any Participant or Beneficiary hereunder without the consent of such Participant or Beneficiary. After a Change in Control, the Plan may not be amended in any manner that adversely affects the administration of payment of a Participant's benefits hereunder (including but not limited to the timing and form of payment of benefits hereunder) without the consent of the Participant nor may the provisions of this Section 9.b. or Section 9.i. hereof be amended after a Change in Control with respect to a Participant without the written consent of the Participant; provided, however, that the failure of a Participant to consent to any such amendment shall not impair the ability of the Committee to amend the Plan with respect to any other Participant who has consented to such amendment.

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                   c.      Liability of the Board.  The Board shall not
be liable to any person for any action taken or admitted in connection with the administration, interpretation, construction or variance of the Plan.

                   d. Spendthrift Clause. The right of the Participants to any amounts deferred or invested in this Plan shall not be transferrable or assignable and shall not be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary, except when, where and if compelled by applicable law.

                   e. No Contract of Employment. Nothing herein shall be construed as an offer or commitment by the Corporation or any Affiliate to continue any Participant's employment with it for any period of time.

                   f. Withholding. All applicable federal, state, local and social security taxes will be withheld and deducted from Annual Incentive Awards and amounts distributed hereunder, as appropriate.

                   g. Controlling Law. The place of administration of the Plan shall be the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration of the Plan, and if any determinations or decisions made hereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be governed by, and determined exclusively and solely in accordance with, the laws of the Commonwealth of Pennsylvania excluding any conflict of law provisions.

                   h. Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan shall be held to be prohibited by or invalid under applicable law,

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then (i) such provision shall be deemed to be amended to, and to have contained from the outset such language as shall be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) and other provisions of this Plan shall remain in full force and effect.

                   i. Successors. In addition to any obligations imposed by law upon any successor(s) to the Corporation and its Affiliates, the Corporation and its Affiliates shall be obligated to require any successor(s) (whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business and/or assets of the Corporation and its Affiliates to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Corporation and its Affiliates would be required to perform it if no such succession had taken place; in the event of such a succession, references to "Corporation" and "Affiliates" herein shall thereafter be deemed to include such successor(s).

                   j. Entire Agreement. This writing constitutes the final and complete embodiment of the understandings of the parties hereto and all prior understandings and communications of the parties oral or written concerning this Plan are hereby renounced, revoked and superseded.

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         This Plan is hereby adopted and effective this 21st day of November,
1996.


ATTEST                                  PNC BANK CORP.


 THOMAS R. MOORE                        By: /s/ WILLIAM E. ROSNER
----------------                            ---------------------
[Corporate Seal]
                                        Title: Senior Vice President
                                               ---------------------

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